MARCH 2020

Golden Grain Energy

Energy for a Clean Environment

Ethanol Connection

Golden Grain Energy LLC

@ggecorn

2019 highs & lows: Road project completion & high corn prices

In his presentation at the 2020 annual member meeting, Curt Strong, Golden Grain's executive vice president, shared some of the highs and lows of the company's last year.

Successful completion of a new entrance road, scale and administration building, started in April 2019 and finalized in January 2020, mark a significant improvement in traffic flow for the plant and surrounding area.

The excitement of that completion, however, was tempered by the reality of the markets, including corn prices that were up 11 percent from the previous year, due to crop shortfalls in the area directly around Golden Grain Energy. In addition to two years of reduced crops and carryover, Strong pointed out that competition for corn in north-central Iowa is strong, with many other ethanol plants, feed mills, and rail terminals within GGE's draw area, leading to a corn basis in Mason City that was higher than in counties not far to the north and east with less competition.

With stocks at the end of December 2019 down from the year before in both Iowa and Minnesota, Strong said the competition will continue.



The first load of corn across GGE's new scale was delivered early in the morning of Jan. 30, 2020.

"It's going to be a dogfight out there for every kernel of corn," he said.

Peterson, Calease elected to 3-year board positions

Jerry Calease and Dustin Peterson received the most votes in the election of board directors that was part of Golden Grain Energy's annual member meeting last month. Calease has been a part of the GGE board since the company's founding; Peterson takes a seat vacated by retiring board member Marion Cagley.

At the meeting, board president Dave Sovereign recognized Cagley's years of service. "As a board member and member of the public relations committee, his contribution was always worth recognizing," Sovereign said.

Sovereign's comments at the meeting also recognized the contributions of the company's staff and leadership overall.

"We can be proud of who we have and the culture we have at Golden Grain," he said. "We have a culture of principle and integrity in the people on our team."

See Page 3 for additional summaries of the annual meeting.



First quarter margins improve outlook

Improved margins in the first fiscal quarter of 2020, which ended Jan 31, 2020, was a welcomed change of pace.

Golden Grain Energy sold approximately 12% more ethanol at a 16% higher price in the first quarter of 2020 compared to the first quarter of 2019. This helped boost revenues nearly 24% year over year.

A 35% increase in the pounds of corn oil sold in 2020 compared to 2019, generated from increased uptime in the corn oil machines, helped offset the 10% lower price we received for the corn oil.

DDGS presented a mixed equation of more volume sold, but at a 4% reduction in price during the first quarter of 2020 compared to 2019.

Each bushel of corn cost us approximately 7% more in 2020 which was driven by price volatility in local basis levels. Our natural gas costs decreased by approximately 24% during our first fiscal quarter of 2020. The improved margin environment also meant that our investments saw improved margins, and we recorded more than $2 million from our investments during the first quarter of 2020.

We completed our new road and administration building in January and quickly realized the benefits of the project from a safety and workflow perspective.

The Board of Directors declared a $0.10 distribution on Feb 17, 2020. This payment was sent to members of record as of Feb 17, 2020 on March 17th.

The complete 10-Q can be found on the SEC website or by following the investor link at www.ggecorn.com.

— Christy Marchand, CFO

BALANCE SHEET	January 31, 2020	October 31, 2019
Current Assets	$ 36,393,435	$ 32,093,425
Total Assets	$ 136,940,318	$ 130,030,383
Current Liabilities	$ 9,624,050	$ 9,140,200
Long-term Liabilities	$ 3,480,907	$ 469,040
Members' Equity	$ 123,835,361	$ 120,421,143
Book Value per Unit	$ 6.23	$ 6.06

INCOME STATEMENT	Quarter Ended 1/31/2020	Quarter Ended 1/31/2019
Revenue	$ 57,432,202	$ 46,196,377
Gross Profit	$ 2,605,865	$ (621,266)
Equity in net income from investments	$ 2,015,270	$ 160,897
Net Income (Loss)	$ 3,414,218	$ (1,179,271)
Net Income (Loss) per Unit	$ 0.17	$ (0.06)
Distribution Paid	$ --	$ 0.25

Acknowledging the potential impact of COVID-19

Like the rest of the world, the last several weeks at GGE has been filled with development of policies addressing the COVID-19 virus and several levels of uncertainty surrounding the volatility of commodity and financial markets. We recognize that these are unsettling times, and GGE will continue to stay abreast of the recommendations from the CDC and Public Health organizations during this fluid situation.

We are subject to global and regional economic downturns and related risks. We address those risks in more detail in our latest 10Q (available on the SEC website or by following the investor link at www.ggecorn.com).

In short, demand for our products is affected by global and regional economic forces. A significant downturn in global economic growth, or recessionary conditions in major geographic regions for prolonged periods, may reduce demand for our products and negatively impact market prices. Currently, the spread of COVID-19 has resulted in businesses suspending or terminating global operations and travel, self-imposed or government-mandated quarantines, and an overall slowdown of economic activity in some areas.

COVID-19 may also negatively impact our ability to operate, which could decrease the value of our units.

We may experience labor shortages if employees are unable or unwilling to come to work. If suppliers cannot deliver needed supplies, including corn and chemicals, we may be forced to shut down or reduce production. If we are unable to ship products because of trucking or rail shipping disruptions, it could also result in a forced shutdown or reduction. If we are unable to operate the ethanol plant at capacity, it may result in unfavorable operating results, as we will continue to pay our fixed costs of maintaining the facility. Any shutdown or reduction of production, especially for an extended period of time, could reduce or eliminate the value of our units.

COO: Low carbon ethanol offers premium returns

Along with detailing the hours worked, gallons produced, and ethanol's overall impact in the nation's economy, Golden Grain Energy COO Chad Kuhlers told attendees at the company's annual meeting about the success the company has had in selling low-carbon fuel into the California market.

In 2019, Golden Grain marketed just under 3 million gallons of fuel that met the low carbon fuel standard, earning an average netback of nearly 70 cents per gallon, for an increase of nearly $2 million in revenue for the company.

He said that the company will continue to monitor the potential for additional gallons certified as meeting the low carbon standard, by using the corn kernel fiber pathway introduced in April 2019, balanced against traditional production with dried and modified distillers grains, which increases carbon intensity score.

Numbers of note in 2019:

- 54 employees working 110,554 hours
- December 2019: All-time production high of 11,664,971 gallons
- Total ethanol production from start-up to Dec. 31, 2019: 1.6 billion gallons
- Average conversion: 3.035 gallons of denatured ethanol per bushel of corn, up 1.5% from previous year
- Natural gas usage: reduced 9 btu/gallon from 2018
- Electricity usage: reduced 4.13% from 2018

Impact of ethanol:

- Renewable fuels save Americans $0.22 per gallon.
- Nationwide, in 2019, use of ethanol reduced greenhouse gas emissions by the equivalent of removing 11.7 million cars from the road for an entire year

Scott Gudbaur named new grain originator

Golden Grain Energy's commodity manager from 2008 to 2011 has returned to the company as grain originator. Scott Gudbaur has more than 40 years experience in risk management, including 5 years in the ethanol industry and the last 8-9 years working in the grain cooperative field in North Iowa.

Part of Gudbaur's role will be in developing opportunities for farmers to sell and deliver grain directly to our plant. "In our mission statement, we commit to adding value to the corn production of the area," he said. "I believe taking these opportunities direct to the producers can help us meet that goal."

In a tight competitive market for corn, Gudbaur says that GGE's recent addition of the new office, staging area and scale, along with additional plans to address bottlenecks in the plant before harvest, will make direct-to-GGE sales more attractive to area farrmers.

Anyone interested in selling directly to Golden Grain can reach Gudbaur at 641-423-8525 or sgudbaur@ggecorn.com.

GGE revenue/expense breakdowns


Expense Breakdown
Administrative Expense 2%
Depreciation & Amortization 5%
Electricity 3%
Processing 5%
Natural Gas 5%
ETHANOL
Corn 80%


Revenue sources
DDGS 17%
Denatured Ethanol 79%

These charts from GGE CFO Christy Marchand help explain why an 11% increase in corn costs had such a strong impact on Golden Grain's financial outcome in 2019, despite overall revenue increasing by 13 percent.

CFO search

Golden Grain's long-time CFO Christy Marchand is taking her career down a different path, but will maintain the CFO possition until her replacement has been identified.

Board chairman Dave Sovereign said the board is currently accepting applications and interviewing candidates for the position. The board also has identified options for contractors or other services to fill the gap during the process until a new CFO is named.

Information about applying for the position is available at www.ggecorn.com/jobs.

Golden Grain Energy
1822 27th St. SW
Mason City, IA 50401

Until next time ... Stay updated, speak your mind

The EPA and White House seem to continually change course on SREs and other policy impacting ethanol. After originally stating the EPA would broadly apply a ruling from the 10th Circuit Court overturning many SREs, the White House reversed itself and has joined in an appeal of that ruling. In this election year, we encourage members to stay informed about what is happening at the national level and reach out to your elected officials, including the President, to remind them of the value of ethanol to the nation's drivers and the nation's farmers, and of the commitments made in the RFS. You can find the latest information by following the Iowa Renewable Fuels Association (https://iowarfa.org/) and the Renewable Fuels Association (https://ethanolrfa.org/).

Golden Grain Energy, LLC

641-423-8525
888-GGE-CORN
Fax: 641-421-8457
www.ggecorn.com
info@ggecorn.com

OUR MISSION:
Add value to the corn production of the area and enhance the incomes of our investor partners while providing economic growth to the area we serve.